Exhibit 99.1

AMENDED AND RESTATED LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of January 1, 2009 (the “Effective Date”) by and between HLT EXISTING FRANCHISE HOLDING LLC, a Delaware limited liability company (“Hilton”), and COLONY RESORTS LVH ACQUISITONS, L.L.C., a Nevada limited liability company (“Resorts”).

RECITALS

WHEREAS, Hilton and Resorts are parties to a License Agreement dated June 18, 2004, as amended and assigned (the “Original License Agreement”) under which Hilton and Resorts licensed from each other certain marks for use in connection with the Las Vegas Hilton (the “Project”), a mixed-use property that includes traditional hotel operations (the “Hotel”) as well as all gaming, restaurant and non-food and beverage retail, entertainment and convention operations (collectively, the “Non-Hotel Operations”); and

WHEREAS, Hilton and Resorts wish to amend, restate, and extend the Original License Agreement on the terms set forth herein;

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Hilton and Resorts agree as follows:

1.) Definitions. As used herein, the following terms have the meanings set forth below:

“Advertising Campaign” shall mean an advertising campaign adopted by Resorts with respect to the promotion of the Hotel (including without limitation the “look and feel” of the campaign, the manner in which their products and services are promoted, and the slogans and the general nature and appearance of the campaign).

“Annual Royalty Fee(s)” has the meaning set forth in Section 6.

““Current Advertising Campaign” means the specific Advertising Campaign in effect as of the date of this Agreement.

“De-Identification Actions” has the meaning set forth in Section 14.

“Effective Date” has the meaning set forth in the Preamble.

“Existing License Agreement” means that certain Assignment and License Agreement dated December 31, 1998 by and among Hilton Hotels Corporation, Conrad International Royalty Corporation and Harrah’s.

“Existing Sales Agreement” means that certain Sales Agreement dated January 1, 2000, between Hilton Hotels Corporation and Harrah’s.

“Expenses” has the meaning set forth in Section 10.

“Force Majeure” shall mean and be limited to the following to the extent the same can not be overcome with due diligence and reasonable expense by the party claiming Force Majeure: (i) war, invasion, rebellion, insurrection, riots, terrorism or civil war; (ii) acts of government in its sovereign capacity; (iii) hurricanes, earthquakes, fire or other casualty, acts of God or any operation of the forces of nature as reasonable foresight and ability on the part of the affected party could not reasonably provide against; (iv) strikes, lockouts or other :significant employee disturbances; and (v) any other similar events which are beyond the reasonable control of the affected party to prevent or overcome. In no event shall Force Majeure include any inability of a party to perform any of its obligations under this Agreement solely by reason of lack on its part of sufficient funds required for the performance of such obligation.

“Gross F&B Revenue” means the total revenues derived by Resorts from food and beverage-related operations of the Hotel and associated facilities, and all banquet, reception and meeting room rentals, including all restaurant, dining, bar, lounge, spa and retail food and beverage services as well as all lease or rental income derived from such facilities leased by Resorts to or otherwise operated by third parties, at the actual rates charged, less allowances for any rebates and overcharges. Gross F&B Revenue does not include any sales, hotel, entertainment or similar taxes collected from patrons or guests, revenue attributable to complimentary food and beverages, or audio/visual equipment rental revenue passed through to third parties.

“Gross Rooms Revenue” means the total room revenues derived from the sale or rental of Guest Rooms (both transient and permanent) of the Hotel, excluding revenue attributable to complimentary rooms or, to the extent permitted under this Agreement, in-room gaming, all to be calculated on a basis consistent with the calculation of “Net Room Revenues” under the Existing License Agreement.

“Harrah’s” means Harrah’s Entertainment, Inc., as successor to Caesar’s Entertainment, Inc., f/k/a Park Place Entertainment, Inc.

“HHonors Program” means the frequent guest program operated by Hilton HHonors Worldwide, L.L.C., a Subsidiary of Hilton, which allows members to earn point credits redeemable for various travel related rewards.

“HHonors Terms” means the terms and conditions applicable to Other Hilton Licensees participating in the HHonors Program, as such terms and conditions may be modified from time to time by Hilton HHonors Worldwide, L.LC.

“Hilton” has the meaning set forth in the Preamble.

“Hilton Booking Report” has the meaning set forth in clause (b) of Section 9A.

“Hilton Control Entities” means any entity controlling Hilton, controlled by Hilton, or under common control with Hilton.

“Hilton Entities” means Hilton and its subsidiaries and affiliated entities.

“Hilton Indemnitees” means Hilton, the Hilton Entities, the successors and assigns of Hilton and the Hilton Entities, and the members, officers, directors, employees, agents, and their representatives, heirs, predecessors, successors and assigns.

“Hilton Lead Report” has the meaning set forth in clause (a) of Section 9A,

“Hilton License” has the meaning set forth in Section 2.

“Hilton Marks” means the name and mark “Hilton” and certain variations thereof, including certain related service marks, marks of origin, insignia, slogans, emblems, symbols and other identifying characteristics, whether or not registered in any jurisdiction, owned by Hilton or its affiliates in the United States and used in the grant of licenses to others to operate full service hotels in the United States and their marketing throughout the world. The primary Hilton Marks are set forth in Schedule A hereto, as such schedule may be modified from time to time.

“Hilton Proprietary Information” means all methods, techniques, plans, specifications, procedures, information, systems and knowledge of and experience of Hilton or the Hilton Entities in the development, operation, marketing and licensing of the Hilton System.

“Hilton Reservations Worldwide” means the central reservation system operated by Hilton Reservations Worldwide, L.L.C., a Subsidiary of Hilton, which provides reservation services to other licensees operating under the Hilton Marks, including any additions, enhancements, supplements or variances which Hilton or the Hilton Entities develop or adopt.

“Hilton System” means the elements Hilton designates from time to time to identify hotels operating under the Hilton Marks that provide to the consuming public a similar, distinctive, high quality hotel service. The Hilton System includes, but not by limitation, the Hilton Harks; Hilton Reservations Worldwide; advertising, publicity and other marketing programs and materials; standards, specifications and policies for construction, furnishing, operation, appearance and service of hotels; the HHonors Program; and such other components and programs Hilton or the Hilton Entities may develop in the future and designate as part of the Hilton System. All parties specifically acknowledge that Hilton may add elements to the Hilton System or modify, alter or delete elements of the Hilton System at its sole discretion, but Resorts’ obligation to implement such modifications, alterations or deletions shall be subject to the terms of this Agreement.

“Hotel” has the meaning set forth in the Recitals. The Hotel includes all structures, facilities, appurtenances, furniture, fixtures, equipment, and entry, exit, parking and other areas located on the site of the Hotel, or located on any land Hilton approves in the future for additions, signs, parking or other facilities for the Hotel. The Hotel does not include any of the Non-Hotel Operations.

“Indemnified Parties” means the party or parties to be indemnified under Section 10.

“Indemnitor” means any party obligated to indemnify an Indemnified Party under Section 10.

“Information” has the meaning set forth in Section 9.

“Lender Comfort Letter” has the meaning set forth in clause (r) of Section 15.

“License Term” means the term of this Agreement which, if not terminated earlier in accordance with its terms, shall begin on the Effective Date and continue until December 31, 2015.

“Licensee,” with respect to the Resorts Marks, means Hilton Hotels Corporation (“HHC”), and with respect to the Hilton Marks, means Resorts.

Licenses” means the Hilton License and the Resorts License set forth in Sections 2 and 3.

“Licensed Marks” means the Hilton Marks and the Resorts Marks.

“Licensor” means the owner of the applicable Licensed Marks, as licensor hereunder.

“Linked Sites” has the meaning set forth in Section 7.

“Monthly Program Fee(s)” has the meaning set forth in Section 6.

“Non-Hotel Operations” has the meaning set forth in the Recitals.

“Other Hilton Licensees” shall mean persons other than Resorts to whom Hilton has licensed the Hilton Marks to operate full service hotels in the United States.

“Person” means any individual, corporation, partnership, association, trust company or other entity or organization/ including any government entity or authority.

“Proceeding” has the meaning set forth in clause (c) of Section 10.

“Product Improvement Plan” has the meaning set forth in clause (c) of Section 4.

“Ramped Fee” has the meaning set forth in clause (d) of Section 6.

“Ramped Fee Repayment” means, as of the calculation date, the sum total of all accrued but unpaid Ramped Fees.

“Reservation Systems” has the meaning set forth in clause (a) of Section 5.

“Resorts” has the meaning set forth in the Preamble.

“Resorts Entities” means Resorts and its subsidiaries and affiliated entities.

“Resorts Indemnitees” means Resorts, the Resorts Entities, the successors and assigns of Resorts and the Resorts Entities, and the members, officers, directors, employees, agents, and their representatives, heirs, predecessors, successors and assigns.

“Resorts License” has the meaning set forth in Section 3.

“Resorts Marks” means the name and mark “Resorts”, and certain variations thereof including certain related service marks, marks of origin, insignia, slogans, emblems, symbols and other identifying characteristics, whether or not registered in any jurisdiction, as used by Resorts primarily in traditional gaming and related hotel businesses. The primary Resorts Marks are set forth in Schedule B hereto, as such schedule may be modified from time to time.

“Restricted Area” means both (i) the area encompassed within a radius of three miles of the Hotel measured from the door of the Hotel the majority of guests arriving by vehicle would enter as of the date of this Agreement if they were arriving at the Hotel as overnight guests and (ii) the geographic boundaries of the “Las Vegas Strip Corridor” as described in Clark County Code 8.20.287.

“Sales Services” has the meaning set forth in clause (a) of Section 5.

“Site(s)” has the meaning set forth in Section 7.

“Specially Designated National or Block Person” has the meaning set forth in Section 15.

“Subsidiary” means, with respect to any Person, (a) each corporation, partnership, joint venture, limited liability company or other legal entity of which such Person owns, either directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or similar governing body of such corporation, partnership, joint venture or other legal entity and (b) each partnership or limited liability company in which such Person or another Subsidiary of such Person is the general partner, managing partner or otherwise controls such Person.

“Termination Fee” means, as of any calculation date, the following multiple (the “Termination Factor”) of the Royalty Fees earned (for the avoidance of doubt, such Royalty Fees exclude any and all Ramped Fees) during the twelve (12) months prior to termination:

Termination Date	Termination Factor
During 2011	2.0
During 2012	1.0
During 2013 or later	1.0 less 0.0278 ( 1/36th) for each month that the Agreement is in place from January 1, 2013 through the termination date.

“Trade Name” has the meaning set forth in clause (c) of Section 2.

2.) Hilton License. Hilton hereby grants to Resorts, and Resorts hereby accepts, a non-exclusive right and license (the “Hilton License”), subject to the terms and conditions set forth herein, to use the Hilton Marks in the promotion and operation of the Hotel for the License Term. Hilton acknowledges that Resorts may grant to any of the Resorts Entities the license it has hereunder, for the License Term and subject to all terms and conditions in this Agreement, to use the Hilton Marks to the extent that those entities are involved in advertising and promoting the Hotel.

(a) Hilton Restrictions. Notwithstanding the non-exclusive nature of the Hilton License, during the License Term, the Hilton Control Entities (or any surviving entity of any merger, acquisition, consolidation or other business combination between such Hilton entity and any other entity) shall not (1) own, manage or operate, or authorize, franchise or license any other Person to own, manage or operate, any other hotel, inn, conference center, lodging facility or similar business within the Restricted Area, which operates as a “Hilton” branded full-service facility.

(i)	These restrictions shall only apply to facilities that are open for business during the License Term (as opposed to the announcement or construction of a facility that will open for business following expiration or termination of this Agreement).

(ii)	Resorts acknowledges that the Hilton Entities own, operate and license other branded facilities in other market segments that may incorporate the name “Hilton®” such as “Hilton Garden Inn®,” “Hilton Suites®”, “Homewood Suites – Hilton®,” and “Hilton Grand Vacations Club” as well! as facilities in other market segments that do not incorporate the name “Hilton®” such as “Embassy Suites®” and “Hampton®,” and certain full service facilities that may operate within the same market segment, but do not use the name “Hilton®, such as “Doubletree®” and “Conrad®” These other facilities are not considered Hilton® branded full-service facilities and the restrictions set forth in clause (1) of the opening paragraph to this Section 2(a) shall not limit the ability of the Hilton Entities to own, license, manage or operate these other facilities, either within the Restricted Area, or outside the Restricted Area.

(b) Limitation of Restrictions. Except as set forth in Section 2(a), this Agreement does not limit the right of any of the Hilton Entities to own, license, manage or operate any other businesses, whether or not competitive with the Hotel. The right of the Hilton Entities to engage in such other businesses is without reference to whether the Hilton Entities start those businesses, or purchase, merge with, acquire, are acquired by, or affiliate with, such businesses. Resorts acknowledges and agrees that such activities, in and of themselves, will not give rise to any liability on the part of Hilton or any of the Hilton Entities, including liability for claims for unfair competition, breach of contract, breach of any applicable implied covenant of good faith and fair dealing, or divided loyalty.

(c) Trade Name of Hotel. Subject to Section 4(d), the Hotel will be known by the trade name, “Las Vegas Hilton”, a Resorts International Destination (the “Trade Name”). Resorts may not change the Trade Name without Hilton’s specific written consent, which consent shall not be unreasonably withheld; provided however, Resorts may delete or modify reference to “a Resorts International Destination” as long as such modification is consistent with this Agreement. Resorts acknowledges and agrees that Resorts is not acquiring the right to use any service marks, copyrights, trademarks, logos, designs, insignia, emblems, symbols, slogans, distinguishing characteristics, trade names, domain names or other marks or characteristics owned by Hilton or the Hilton Entities that Hilton does not specifically designate to be used in connection with the operation of the Hotel or as otherwise provided in this Agreement.

3.) Resorts License. In the event that Resorts elects to include the Resorts Marks as part of the Trade Name or otherwise to associate the Resorts Marks with the Hotel, Resorts hereby grants to Hilton, and Hilton accepts, a non-exclusive right and license (the “Resorts License”), subject to the terms and conditions set forth herein, to use such of the Resorts Marks as are so designated or used from the first date of such use through the expiration or termination of this Agreement in the advertising and promotion of the Hotel. Resorts acknowledges that Hilton may grant to any of the Hilton Entities the license it has hereunder, for the License Term and subject to all terms and conditions in this Agreement, to use the Resorts Marks to the extent that those entities are involved in advertising and promoting the Hotel. Nothing contained in this grant shall limit the right of any of the Resorts Entities to own, license, manage or operate other businesses under the Resorts Marks or any other marks, whether or not competitive with the Hotel. The right of the Resorts Entities to engage in such other businesses is without reference to whether the Resorts Entities start those businesses, or purchase, merge with, acquire, are acquired by, or affiliate with, such businesses. Hilton acknowledges and agrees that such activities, in and of themselves, will not give rise to any liability on the part of Resorts or any of the Resorts Entities, including liability for claims for unfair competition, breach of contract, breach of any applicable implied covenant of good faith and fair dealing, or divided loyalty.

4.) Use of Licensed Marks. The Licensed Marks shall be used only in accordance with the following provisions:

(a) Resorts shall use the Hilton Marks solely in connection with the operation of the Hotel and in connection with the advertising and promotion of the Hotel worldwide in the same manner as authorized for Other Hilton Licensees, but subject to Section 4(d);

(b) Hilton shall use the Resorts Marks to the extent licensed hereunder solely in connection with the advertising and promotion of the Hotel worldwide, including the operation of the Hilton Reservations Worldwide and HHonors Program (with respect only to the Hotel); and

(c) The Licensed Marks may be used by the Licensee thereof on the products and services and in a manner consistent with the use of such Licensed Mark during the year preceding the Effective Date. Without the prior written consent of Hilton, which consent may be withheld at Hilton’s sole discretion, Resorts shall not expand its business or operations to include use of any of the Hilton Marks on products or services beyond those products or services in use on the Effective Date, other than those resulting from the renovations and changes contemplated by Resorts to be made to the Hotel (more fully described on Schedule C hereto) (the “Product Improvement Plan”) and except as set forth in Section 4(d).

(d) Notwithstanding anything herein to the contrary, Hilton acknowledges and agrees that during the term hereof Resorts may put signage on the Hotel indicating that the Hotel is a Resorts International Destination and to advertise, market and promote the Hotel worldwide using the Hilton Marks in conjunction with the Resorts Marks. Resorts agrees, however, that the Hilton® name shall always be the most prominent name in the Trade Name, and shall be more prominent than any other names used in the Trade Name on all signage, interior and exterior, within the Hotel.

5.) Hilton Provided Services.

(a) Reservation Services. Hilton will, directly or indirectly, furnish Resorts with the use and benefits of Hilton Reservations Worldwide to the same extent and on the same terms as it provides to Other Hilton Licensees. Resorts will honor all confirmed reservations referred to the Hotel through Hilton Reservations Worldwide, and honor the room rate quoted to a guest at the time the guest makes a reservation through Hilton Reservations Worldwide. Resorts shall continue to use and maintain, at its sole cost, the computer equipment and other hardware and software and related systems

(“Reservations Systems”) that Resorts uses in connection with Hilton Reservations Worldwide as of the Effective Date. Hilton may not require Resorts to use other Reservation Systems on or prior to the fifth anniversary of the Effective Date. If at any time after the fifth anniversary of the Effective Date Hilton seeks to require, consistent with its requirements for Other Hilton Licensees, the use of other Reservations Systems, Resorts may, at its election, either (x) purchase and use such Reservation Systems at its sole cost; or (y) terminate this Agreement without the obligation to pay the Termination Fee or incur any other liability to Hilton as a result of such termination.

(b) HHonors Program. Hilton shall provide to Resorts the benefits of the HHonors Program to the same extent as it provides to Other Hilton Licensees. Resorts shall cause the Hotel to participate in, and pay, all charges related to the HHonors Program, and all other guest frequency programs Hilton offers to hotels using the Hilton Marks in accordance with the terms of the HHonors Program. Resorts shall honor the terms of any discount or promotional programs (including any frequent guest program) that Hilton offers to the public on Resorts’ behalf, and any award guest certificates issued to Hotel guests participating in these programs, all in accordance with the terms of the HHonors Program.

(c) Sales Services. Hilton will, with no additional fees other than those described in Section 6, directly or indirectly, furnish Resorts with the following “Sales Services”: (i) representation and lead referrals to the Hotel (1) on the same basis as Hilton Entities do for Other Hilton Licensees and (2) on an equitable basis (as to allocation and pursuit of such referrals) consistent with past practice under the Existing License Agreement and/or the Existing Sales Agreement or otherwise regarding treatment of the Hotel prior to the Effective Date vis-à-vis other gaming properties managed and/or owned by Harrah’s (including the Caesar’s Palace, as the same may be added (and that Resorts acknowledges may be added for all Sales Services) to the Existing License Agreement and/or the Existing Sales Agreement or any amendment or replacement to such agreements); (ii) access to the Hilton global SFA customer data base on the same basis as other Hilton Licensees and, with respect to any gaming properties managed and/or owned by Harrah’s, on the same equitable basis as exists prior to the Effective Date; (iii) annual local negotiated rate solicitation to the extent provided to the Other Hilton Licensees and/or gaming properties managed and/or owned by Harrah’s; (iii) travel agent and tour operator programs if and to the extent provided to the Other Hilton Licensees and/or gaming properties managed and/or owned by Harrah’s; (v) participation, at Resorts’ election, in ROVER (Hilton’s hotel-to-hotel referral program); and participation, at Resorts election, in Group Opportunity (GO, or, if replaced, any alterative Hilton program for distressed hotels or those hotels with seasonal needs); and (vi) inclusion of the Hotel in the group of hotels offered to provide a request for proposal for any Hilton sales events that include Las Vegas. If Hilton operates or licenses the casino hotel project on the Las Vegas Strip currently known as the “Cosmopolitan,” it shall terminate the Existing License Agreement and the Existing Sales Agreement at the earliest possible time as provided in accordance with the terms of such agreements and will not enter into similar agreements to provide Sales Services to any other hotel, gaming or convention facility within the Restricted Area.

(d) Arrangements for Marketing, Etc. Periodically, Hilton or one of the Hilton Entities will publish and make available to the traveling public a directory of hotels using the Hilton Marks, including the Hotel. Additionally, Hilton will include the Hotel, or cause the Hotel to be included in (i) national or regional group advertising of hotels using the Hilton

Marks, and (ii) international, national and regional marketing programs offered by the Hilton Entities; each of which shall be subject to and in accordance with the general practice of Hilton with respect to and in a manner that is equitably comparable to its treatment of, the Other Hilton Licensees.

(e) Legal Limitations. Notwithstanding anything to the contrary in this Section 5, neither Hilton nor the Hilton Entitles shall provide any reservation, sales or other services to the Hotel, or permit the Hotel to participate in Hilton Reservations Worldwide or the HHonors Program, if the provision of such services or participation violate applicable law.

6.) Fees.

(a) Royalty Fees. Resorts will pay to Hilton a monthly royalty fee (the “Royalty Fee(s)”) equal to (i) one percent (1%) of Gross F&B Revenue plus (ii) the following percentages of Gross Rooms Revenue:

(i)	one and one quarter percent (1.25%) of Gross Rooms Revenue earned during calendar years 2009 and 2010; and

(ii)	three percent (3%) of Gross Rooms Revenue earned in each calendar year thereafter.

(b) Monthly Program Fees. Resorts will pay to Hilton a monthly fee (the “Monthly Program Fee”) equal to (i) two percent (2%) of Gross Rooms Revenue earned during calendar years 2009 and 2010, and (ii) two and one quarter percent (2.25%) of Gross Rooms Revenue earned in each calendar year thereafter. Hilton will use the Monthly Program Fee to pay for various programs to benefit hotels using the Hilton Marks, including (i) advertising, promotion, publicity, public relations, market research, and other marketing programs; (ii) developing and maintaining directories and Internet sites for facilities using the Hilton Marks; (iii) developing and maintaining Hilton Reservations Worldwide systems and support; and (iv) administrative costs and overhead related to the administration or direction of these projects and programs. Hilton will have the sole right to determine how it spends these funds, including sole control over the creative concepts, materials and media used in the programs, and the placement and allocation of advertising. Hilton may enter into arrangements for development, marketing, operations, administrative, technical and support functions, facilities, programs, services and/or personnel with any other entity, including other Hilton Entities. Resorts acknowledges that the Monthly Program Fees are intended for the benefit of all hotels using the Hilton Marks, and will not simply be used to promote or benefit the Hotel. Hilton will have no obligation in administering any activities paid by the Monthly Program Fee to make expenditures for Resorts which are equivalent or proportionate to Resorts’ payments, or to ensure that the Hotel benefits directly or proportionately from such expenditures. Hilton may create any programs and allocate monies derived from Monthly Program Fees to any regions or localities, as Hilton considers appropriate in Hilton’s sale judgment. The aggregate of all Monthly Program Fees paid to Hilton by hotels using the Hilton Marks (which Resorts acknowledges are frequently referred to as “Monthly Program Fees,” or by other names in Hilton’s agreements with other licensees) does not constitute a trust or “advertising fund” and Hilton is not a fiduciary with respect to the Monthly Program Fees paid by Resorts. Hilton is not obligated to spend funds for any of the foregoing in excess of the amounts received for such purposes from hotels using the Hilton Marks. If any interest is earned on unused Monthly Program Fees, Hilton will use the interest before using the principal. The Monthly Program Fee does not cover Resorts’ costs of participating in any optional marketing programs and promotions offered by Hilton from time to time in which Resorts voluntarily chooses to participate, provided that nothing herein is intended to imply any obligation of Resorts to participate in any such program. Notwithstanding the above, Hilton covenants that the administration of the Monthly Program Fee shall be subject to and in accordance with the general practice of Hilton with respect to its use of national and regional group advertising and sales and business promotion fees received from Other Hilton Licensees.

(c) Payment of Royalty and Monthly Program Fees. The Royalty Fee and the Monthly Program Fee will be calculated in accordance with the accounting methods of then current Uniform System of Accounts for the Lodging Industry. Resorts will pay the Royalty Fee and the Monthly Program Fee to Hilton at the place designated by Hilton on or before the fifteenth (15th) day of each month, accompanied Hilton’s standard schedule setting forth in reasonable detail the computation of the Fees paid. There will be an annual adjustment within ninety (90) days after the end of each operating year so that the total Royalty Fees and Monthly Program Fees paid annually will be the same as the amounts determined by audit. Hilton reserves the right to require Resorts to transmit the Royalty Fee and the Monthly Program Fee and all other payments required under this Agreement by wire transfer or other forms of electronic funds transfer. Under no circumstances shall Resorts have the right to claim on offset or setoff against Hilton that would permit Resorts to Withhold, escrow or delay payment of any fees owing to Hilton under this Agreement.

(d) Ramped Fee. A fee equal to one percent (1%) of Gross Rooms Revenue shall accrue, but shall not be paid, during calendar years 2009 and 2010 (the “Ramped Fee”). Resorts shall pay the Ramped Fee in monthly installments each equal to one-sixtieth ( 1/60th) of the total accrued Ramped Fee. Each installment shall be paid concurrently with, and in the same manner as, the Royalty Fee and the Monthly Program Fee each month from January 2011 through December 2016. If this Agreement is terminated for any reason, Resorts shall pay Hilton the Ramped Fee Repayment.

(e) Other Fees. Resorts shall pay all other applicable fees and charges for any other programs, services, or products required by Hilton for Other Hilton Licensees.

(f) Application of Fees. Hilton may apply any payments received under this Section 6 to any amounts due under this Agreement. If any amounts are not paid when due under this Section 6 or any other section herein, such nonpayment will constitute a material breach of this Agreement and, in addition, such unpaid amounts will accrue a service charge beginning on the first day of the month following the due date of such payment, at the rate of 1% per month or the maximum amount permitted by applicable law, whichever is less. Should Hilton hire counsel to collect any amounts properly due and not paid when due under this Agreement, including any service charges, Resorts will pay Hilton’s reasonable attorneys’ fees.

7.) Representations and Limitations on Use of Marks.

(a) Representations Regarding Hilton Marks. Hilton represents that one of the Hilton Control Entities is the owner of the Hilton Marks, and that Hilton has the right (x) to grant a license to Resorts to use the Hilton Marks as set forth in this Agreement and (y) to grant Resorts the other rights provided in this Agreement. Resorts acknowledges, and will not contest, either directly or indirectly, during the License Term or after termination or expiration of this Agreement: (i) Hilton’s (and/or any of the Hilton Control Entities’) ownership of, rights to, or interest in the Hilton Marks, and the Hilton System, or any of their element(s) or component(s), including present and future distinguishing characteristics; (ii) Hilton’s (and/or any of the Hilton Control Entities’) sole right to grant licenses to use all or any element(s) or component(s) of the Hilton Marks or the Hilton System; (iii) that Hilton (and/or the Hilton Control Entities) is the owner of all right, title and interest in and to the Hilton Marks and the Hilton System used in any form and in any design, alone or in any combination, together with the goodwill they symbolize; or (iv) the validity or ownership of the Hilton Marks. Resorts acknowledges that the Hilton Marks have acquired a secondary meaning which indicates that the Hotel is operated by or with Hilton’s approval and subject to Hilton’s quality control standards. All improvements, additions and goodwill to the Hilton System or arising from Resorts’ use of the Hilton Marks will inure to Hilton’s benefit and become Hilton’s property (or the property of the Hilton Control Entities), even if Resorts develops such additions or improvements, provided, however, that the Hilton Entities will not acquire any interest in the Resorts Marks. Resorts agrees that it will not take any action to register any of the Hilton Marks, or any name or marks similar thereto. Resorts acknowledges that Resorts is not entitled to receive any payment or other value from Hilton or any of the Hilton Entities for any goodwill associated with Resorts’ use of the Hilton System or the Hilton Marks, or any element(s) or component(s) thereof. Resorts agrees to take no action inconsistent with either Hilton’s or the Hilton Control Entities’ ownership of and interest in the Hilton Marks and the Hilton System.

(b) Representations Regarding Resorts Marks. Upon electing to license a Resorts Mark hereunder, Resorts will be deemed to represent that one of the Resorts Entities is the owner of such Resorts mark, and that Resorts has the right to grant a license to Hilton a license to use such Resorts Mark as set forth in this Agreement. Hilton acknowledges, and will not contest, either directly or indirectly, during the License Term or after termination or expiration of this Agreement: (i) Resorts’ (and/or any of the Resorts Entities’) ownership of, rights to, or interest in the Resorts Marks; (ii) Resorts’ (and/or any of the Resorts Entities); sole right to grant licenses to use all or any of the Resorts Marks; (iii) that Resorts (and/or the Resorts Entities) is the owner of all right, title and interest in and to the Resorts Marks, used in any form and in any design, alone or in any combination, together with the goodwill they symbolize; or (iv) the validity and ownership of the Resorts Marks. Hilton acknowledges that the Resorts Marks have acquired a secondary meaning which indicates that the properties associated therewith are operated by or with the approval of Resorts or the Resorts Entities and subject to Resorts’ (or any of the Resorts Entities’) quality control standards. All improvements, additions and goodwill arising from the use of the Resorts Marks by Hilton or the Hilton Entities will inure to Resorts’ benefits and become Resorts’ property (or the property of the Resorts Entities), even if Hilton or any Hilton Entity develops any such additions or improvements; provided, however, that the Resorts Entities will not acquire any interest in the Hilton Marks. Hilton agrees that it will not take any action to register any of the Resorts Marks, or any name or marks similar thereto. Hilton acknowledges that neither Hilton nor any other Hilton Entity is entitled to receive any payment or other value from Resorts or any of the Resorts Entities for any goodwill associated with Hilton’s use of the Resorts Marks. Hilton agrees, for itself and all the Hilton Entities, to take no action inconsistent with either Resorts’ or the Resorts Entities’ ownership of and interest in the Resorts Marks.

(c) Display of Hilton Marks. Resorts will display the Hilton Marks in the Hotel generally as currently displayed, and Hilton shall not require any changes in the Licensed Marks or such display on or prior to the fifth anniversary of the Effective Date. If at any time after the fifth anniversary date of the Effective Date Hilton seeks to require Resorts, consistent with its requirements for Other Hilton Licensees, to change the Licensed Marks or the manner in which they need to be displayed, Resorts may, at its election, either: (i) make the required changes at its sole cost; or (ii) terminate this Agreement without payment of the Termination Fee or incur any other liability to Hilton as a result of such termination. In addition, Resorts will not adopt any other names in operating the Hotel that Hilton does not reasonably approve, but this provision shall be subject to Section 4(d) and shall not restrict Resorts from using generally other names in the Non-Hotel Operations, or from using any of the Resorts Marks in the operation of the Hotel if such Resorts Marks are used generally in hotels that use the Resorts Marks. Resorts will not use any of the Hilton Marks, or the word “Hilton,” or any similar word(s) or acronym(s), in (i) Resorts’ corporate, partnership, business or trade name except as provided in this Agreement (and its current name), or (ii) any Internet-related name (including a domain name) except as permitted or contemplated by this Agreement, or (iii) any business operated separately from the Hotel, including the name or identity of developments adjacent to or associated with the Hotel and any other hotel properties Resorts may own, manage or operate. Resorts agrees that any unauthorized use of the Hilton Marks will be an infringement of Hilton’s rights, as well as a material breach of this Agreement.

(d) Display of Resorts Marks. Hilton will not use any of the Resorts Marks, or the word “Resorts,” or any similar word(s) or acronym(s), in (i) Hilton’s corporate, partnership, business or trade name except as provided in this Agreement (and its current name), or (ii) any Internet-related name (inducing a domain name) except as provided in this Agreement, or (iii) any business operated separately from the Hotel, including the name or identity of developments adjacent to or associated with the Hotel and any other hotel properties Hilton may own, manage or operate. Hilton agrees that any unauthorized use of the Resorts Marks will be an infringement of Resorts’ rights, as well as a material breach of this Agreement.

(e) Web Sites. (i) Resorts may not register, own, maintain or use any domain names, World Wide Web or other electronic communications sites (collectively, “Site(s)”), relating to the Hotel that includes the Hilton Marks except, for so long as this Agreement is in effect, those sites listed on Schedule D, which Resorts may use generally in the same manner as prior to the Effective Date, it being specifically understood and agreed that such web sites may not link to Hilton web sites unless Resorts meets all standards for written or graphic content (inducing, without limitation, privacy policies) applicable to Other Hilton Licensees. No third-party Site in which the Hotel will be listed, or any proposed links between such Site and any other Site(s) (“Linked Sites”) may use the Hilton Marks. All Sites affiliated with, established by, or contracted with by, Resorts containing any of the Hilton Marks must advertise, promote, and reflect on the Hotel and the Hilton Marks in a first-class, dignified manner, consistent with past practice as of the Effective Date. Resorts acknowledges and agrees that Hilton’s right to reasonable approval of all such materials is necessitated by the fact that those materials will include and be associated with the Hilton Marks. Therefore, any use of the Hilton Marks on the World Wide Web, the Internet, or any computer network/electronic distribution, must conform to Hilton’s requirements, including the identity and graphics standards for all hotels using the Hilton Marks, all consistent with past practice. Given the changing nature of this technology, Hilton has the right to modify its requirements with respect to any such link that is technologically incompatible with the Hilton System or otherwise causes material problems for the Hilton information technology system, and to withdraw any prior approval, if such link has changed in any material way from the time such approval was given. Resorts also agrees to incorporate on Resorts’ Site(s) any other information Hilton reasonably requires in the manner deemed necessary to protect trademark rights or goodwill with respect to the Hilton Marks.

(ii) Hilton may not register, own, maintain or use any Site(s) relating to the Hotel that includes the Resort Marks as part of its name. No third-party Site in which the Hotel will be listed, and any proposed links between such Site and any Linked Sites may use the Resorts Marks. All Sites affiliated with, established by, or contracted with by, Hilton containing any of the Resorts Marks and any Linked Sites must advertise, promote, and reflect on the Hotel and the Resorts Marks in a first-class, dignified manner. Hilton acknowledges and agrees that Resorts’ right to reasonable approval of all such materials is necessitated by the fact that those materials will include and be associated with the Resorts Marks. Therefore, any use of the Resorts Marks on the World Wide Web, the Internet, or any computer network/electronic distribution, must conform to Resorts’ requirements, including the identity and graphics standards for all hotels using the Resorts Marks. Hilton also agrees to incorporate on Hilton’s Site(s) any other information Resorts reasonably requires in the manner it deems necessary to protect trademark rights or goodwill with respect to the Resorts Marks.

(f) Mutual Covenant. Each party agrees, as a direct covenant with the other, that it will comply with all of the provisions of this Agreement related to the manner, terms and conditions of the use of the Licensed Marks, and the termination of any right of either party to use any of the Licensed Marks. Each party agrees that any non-compliance by it with this covenant, the terms of this Agreement, or any unauthorized or improper use of the Licensed Marks will cause irreparable damage to the licensor of the Licensed Marks and/or to its affiliates. Each party therefore agrees that if it engages in this non-compliance, or unauthorized and/or improper use of the Licensed Marks during or after the License Term, the other party, its successors and assigns, separately or together, will be entitled to both temporary and permanent Injunctive relief from any court of competent jurisdiction, in addition to all other remedies that the Licensor may have at law. Each party consents to the entry of such temporary and permanent injunctions with respect to these matters. Each Licensee will be responsible for payment of all costs and expenses, including reasonable attorneys’ fees, which the other party and its affiliates may incur in connection with such Licensee’s non-compliance with this covenant. Upon termination of its rights to use the Licensed Marks as provided in this Agreement, all right and interest of each Licensee in and to such Licensed Marks shall revert fully to the Licensor of such Licensed Marks. Each party agrees to permit the other party the right to review and approve each proposed use of the Licensed Marks of the other upon reasonable request. Each Licensee shall promptly produce and deliver (at its own expense) to the Licensor such examples of its use of the Licensed Marks as such Licensor shall reasonably request.

(g) Limitations on Use of the Licensed Marks. Each Licensee specifically agrees that with respect to its license, as a licensee, of the Licensed Marks of the other:

(i)	It shall faithfully reproduce such Licensed Marks’ design, coloration and appearance, as such design, coloration and appearance may be modified from time to time by the Licensor of such Licensed Marks. Such Licensee and its affiliates shall not modify the design, coloration or appearance of the Licensed Marks unless requested to do so in writing by the Licensor of such Licensed Marks;

(ii)	Its use of the Licensed marks shall be subject to the Licensor’s prior written approval (which will, in the case of advertising and promotional materials, be as provided in Section 8(a)(iv) below), which approval shall not be unreasonably withheld or delayed, on the basis of samples submitted by the Licensee, and all use shall be made in strict conformance with such reasonable specifications as the Licensor of the Licensed Marks shall establish, as such specifications may be modified by the Licensor from time to time;

(iii)	Its display of the Licensed Mark shall bear such copyright, trademark, service mark and other notices as the Licensor of such Licensed Marks shall reasonably require, and such Licensee shall adhere to any other reasonable and customary posting requirements developed by the Licensor with respect to such Licensed marks;

(iv)	Subject to the provisions of clause (d) of Section 4, it shall not use the Licensed Marks as part of, or display such Licensed Marks in conjunction with, any other names or marks except with the Licensor’s prior written approval;

(v)	It shall not use the Licensed Marks or any confusingly similar or diluting mark, term or design, except as expressly authorized in this Agreement, and it shall not attempt to register or aid any third party in using or attempting to register any such mark, term or design; and

(vi)	It shall not use the Licensed Marks in any manner that will indicate that it is using such Licensed Marks other than as a licensee.

(h) Trademark Disputes. Each of the parties agrees that the protection of the Licensed Marks and their distinguishing characteristics is important to each party hereto. Accordingly, each party will notify the other of any infringement or dilution of or challenge to its use of the other party’s Licensed Marks and will not, absent a court order or the other party’s prior written consent, communicate with any person regarding any such infringement, dilution, challenge or claim. The respective Licensor will take the action it deems appropriate with respect to such challenges and claims, and shall have the sole right to handle disputes concerning use of all or any part of any mark it licenses to the other party under this Agreement. Each party will extend its full cooperation to the Licensor in protecting such Licensor’s rights. Each Licensee appoints the other as such Licensee’s exclusive attorney-in-fact, to prosecute, defend and/or settle all disputes of this type with respect to the Licensed Marks owned by such Licensor (but only for that purpose). Each party will sign any documents which the Licensor believes are necessary to prosecute, defend or settle any dispute or obtain protection for the Licensed Marks owned by such Licensor and will assign to the Licensor any claims that the Licensee may have related to these matters. Each Licensor’s decision as to the prosecution, defense and settlement of such dispute will be final. All recoveries made as a result of disputes regarding use of all or any part of the Licensed Marks will be for the account of the Licensor of such marks.

(i) LIMITATION OF WARRANTIES. EACH LICENSEE ACKNOWLEDGES THAT THE LICENSED MARKS ARE LICENSED TO SUCH LICENSEE “AS IS.” EACH LICENSOR DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTY, INCLUDING NON-INFRINGEMENT, WITH RESPECT TO THE LICENSED MARKS. IN NO EVENT SHALL EITHER LICENSOR BE LIABLE FOR ANY MATTER WHATSOEVER RELATING TO THE USE BY THE LICENSEE OF THE LICENSED MARKS, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

8.) Resorts’ Operation of the Hotel.

(a) Operational and Other Requirements. During the License Term, Resorts agrees to:

(i)	operate, furnish, maintain and equip the Hotel in a clean, safe and orderly manner and in first-class condition in accordance with the provisions of this Agreement, and in compliance with all applicable local, state, and federal laws, customs and regulations, including maintaining and conducting the Hotel’s business in accordance with sound business and financial practices, subject to the Product Improvement Plan;

(ii)	provide efficient, courteous and high-quality service to the public in the operation of the Hotel, subject to the Product Improvement Plan;

(iii)	comply with the Hilton System as to the types and levels of services, amenities and products that either must or may be used, promoted or offered at or in connection with the Hotel, consistent with the types and levels of services, amenities and products offered at or in connection with the Hotel immediately prior to the Effective Date;

(iv)

advertise and promote the Hotel and related facilities and services on a local, regional, national, and international basis to the extent Resorts deems appropriate, provided all such advertising and promotions are conducted in a first·class, dignified manner, using Hilton’s identity and graphics standards for Other Hilton Licensees. Resorts will consult with and receive Hilton’s approval for advertising and promotional materials related to any Advertising Campaign that Hilton has not previously approved (including any materials in digital, electronic or computerized Form, or in any form of media that exists now or is developed in the future) before Resorts produces or distributes them, provided, however, that no such approval shall be required for any materials generally consistent with or that represent reasonable extensions of the Current Advertising Campaign. If Resorts changes the Current Advertising Campaign in any material way or adopts any new Advertising Campaign that is materially different than the Current Advertising Campaign, Resorts shall submit material representing such modified or new Advertising Campaign to the senior Hilton executive responsible for the Hilton brand (or any person with an equivalent position) of Hilton for its approval, provided, however, that such Advertising Campaign shall be deemed approved if Hilton does not notify Resorts of any objections within seven days of the submission of such material to Hilton. Resorts shall use commercially reasonable efforts to coordinate with Hilton the release of any new or materially different Advertising Campaign. In the event Hilton reasonably concludes, consistent with its criteria for advertising of Other Hilton Licensees, that such Advertising Campaign is not in the best interest of the Hilton System, Hilton shall so notify Resorts and, if the parties have been unable to resolve the matter within seven days of Hilton’s notification, the matter shall be referred to Hilton’s Chief Executive Officer or President and Resorts’ Vice Chairman, who shall meet for such purpose within an additional seven days. In the event that, following such meeting of senior executives (or failure to meet within such seven days), the parties still cannot resolve their differences, Resorts may elect to continue and effect such Advertising Campaign in which case Hilton may terminate this Agreement on seven days prior notice to Resorts. Resorts shall then pay Hilton, within five days of such notice, 50% of the Termination Fee, which shall be Hilton’s sole remedy for such termination; provided, however, that Resorts shall have the right, at any time until five days after the receipt of such notice of termination, to elect to withdraw or revise any such Advertising Campaign to comply with Hilton’s objections, in which case Hilton may not terminate this Agreement as provided in this Section 8(a)(iv). If Resorts adopts a new Advertising Campaign, or advertising materials that are materially different than the Current Advertising Campaign (or any subsequently approved Advertising Campaign) and fails to submit such Advertising Campaign to Hilton, the parties agree that without Hilton waiving any rights it may have as a result of such failure, should Hilton determine that such Advertising Campaign is not in the best interest of the Hilton System, Hilton shall so notify Resorts, and Resorts shall use all commercially reasonable efforts to withdraw the Advertising Campaign and cease using the same. In addition, the parties shall immediately submit to the dispute resolution procedures set forth above, starting with submission of the new Advertising Campaign to the senior Hilton executive responsible for the Hilton Brand (or any person with an equivalent position), with the same rights and remedies as set forth above for new advertising and promotional materials Resorts submitted to Hilton for its approval. Notwithstanding anything herein to the contrary, nothing in this Section 8(a)(iv) will limit Hilton’s rights under clause (g) of Section 7 or permit Hilton to object to any Advertising Campaign or any relevant materials due to the combination of the Resorts Marks and the Hilton Marks, as long as such combination is consistent with the Current Adverting Campaign.

(v)	honor all nationally recognized credit cards and credit vouchers issued for general credit purposes which are generally honored at other hotels using the Hilton Marks, and enter into all necessary credit card and voucher agreements with the issuers of such cards or vouchers;

(vi)	comply with all governmental requirements, including the filing and maintenance of any required trade name or fictitious name registrations, pay all taxes, and maintain all governmental licenses and permits necessary to operate the Project;

(vii)	permit inspection of the Hotel by Hilton’s representatives at any time, but no more than five times in any calendar year, to ensure compliance with this

Agreement (provided such inspection is conducted at reasonable times during regular business hours, with prior written notice and does not unreasonably interfere with the operation of the Project), cooperate fully with Hilton’s representatives during these inspections and take all reasonable steps necessary to correct any deficiencies detected within any reasonable time periods Hilton specifies;

(viii)	participate in, and pay all fees of, any travel agent commission payment program(s) adopted for use by hotels using the Hilton Marks as modified from time to time, and promptly pay as Hilton required of Other Hilton Licensees, all travel agent commissions and third-party reservation service charges (such as airline reservation system) in accordance with the terms of these programs;

(ix)	treat as confidential all information constituting the Hilton System, including but not limited to the Hilton Proprietary Information, except as provided below. Resorts acknowledges and agrees that it: (i) does not acquire any interest in Hilton Proprietary Information other than the right to utilize the same in the operation of the Hotel under the terms of this Agreement, (ii) will not use the Hilton Proprietary Information in any business or for any purpose other than in the operation of the Hotel under the Hilton System, (iii) will maintain the absolute confidentiality of the Hilton Proprietary Information during and after the License Term, (iv) will not make unauthorized copies of any portion of the Hilton Proprietary Information, and (v) will adopt and implement all reasonable procedures Hilton may periodically establish to prevent unauthorized use or disclosure of the Hilton Proprietary Information, including restrictions on disclosure to employees and the use of non-disclosure and non-competition clauses in agreements with employees, agents and independent contractors who have access to the Hilton Proprietary Information. These restrictions will not apply to any Hotel confidential information or any information that does not relate or refer in any way or part to the Hilton System and/or the Hilton Marks and that Resorts can demonstrate came lawfully to its attention before Hilton’s disclosure or which, at the time of or after Hilton’s disclosure, becomes a part of the public domain through lawful publication or communication by others;

(x)	maintain, at Resorts’ expense, insurance of the types, and in the minimum amounts, and containing such endorsements, as is set forth on Schedule E. Such insurance shall name as additional insureds Hilton and Hilton Hotels Corporation, and includes such notice requirements as Hilton may reasonably request. If Resorts fails or neglects to obtain or maintain the insurance or policy limits required by this Agreement, Hilton has the option, but not the obligation, to obtain and maintain such insurance without prior notice to Resorts, and Resorts will, immediately upon Hilton’s demand, reimburse Hilton for any premiums and other out-of-pocket costs Hilton incurs in obtaining such insurance; and

(xi)	refrain from allowing in-room gaming at the Hotel to the extent that doing so requires any Hilton Entity to obtain a gaming license from the Nevada Gaming Control Board.

(b) Quality Assurance. Resorts acknowledges that Hilton and the Hilton Entities have a significant interest in assuring the maintenance of the quality standards of facilities using the Hilton Marks and the Hilton System and that the failure of Licensee to maintain such standards is injurious to the integrity and goodwill associated with the Hilton Marks and the Hilton System. Resorts shall at all times during the License Term be responsible for the management of the Hotel’s business and the maintenance of such standards.

(c) Implementation of Product Improvement Plan. Resorts shall complete the Product Improvement Plan by no later than December 31, 2011. During that time, Resorts shall have the unfettered right, in its sole and absolute discretion, to vary the timing, the allocation of resources and/or the means of implementation of any portion of the Product Improvement Plan, so long as the Product Improvement Plan proceeds continuously. If Resorts wishes for Hilton to provide technical consulting services to Resorts in connection with the Product Improvement Plan, Resorts and Hilton shall negotiate in good faith a Technical Services Agreement defining the scope of the services to be provided and compensation to Hilton on its then-standard fee schedule for those services.

9.) Resorts Records and Audits.

(a) Maintenance of Records. Resorts will, in a manner and form reasonably satisfactory to Hilton and using accounting and reporting standards Hilton reasonably requires, prepare on a current basis (and preserve for no less than the greater of four years), complete and accurate records concerning Gross Rooms Revenue and other information required to be provided in the Reports from the Effective Date, and maintain an accounting system that fully and accurately reflects the same.

(b) Audit. No more than once each year, Hilton may require Resorts to have the Gross Rooms Revenue computed and certified as accurate by a certified public accountant. During the License Term and for one year thereafter, Hilton and its authorized agents will have the right to verify information required under this Agreement by requesting, receiving, inspecting and auditing, at all reasonable times, any and all records referred to above wherever they may be located or elsewhere if requested by Hilton. If any inspection or audit reveals that Resorts understated or underpaid any payment due to Hilton that is not fully offset by overpayments, Resorts will promptly pay to Hilton the deficiency plus interest from the date each payment was due until paid at a rate of 1% per month or the maximum permitted by law, whichever is less. If the audit or inspection reveals that the underpayment is either willful, or is for 5% or more of the total amount owed for Monthly Program Fees for the period being inspected, Resorts will also reimburse Hilton for all inspection and audit costs. Hilton’s acceptance of Resorts’ payment of any deficiency will not condone Resorts’ breach of this Agreement, or waive that breach, or any rights Hilton may have for Resorts’ breach, including Hilton’s right to terminate this Agreement. If the audit discloses an overpayment, Hilton will credit this overpayment against Resorts’ future payments under this Agreement, without interest, or if no future payments are due under this Agreement, Hilton will promptly pay Resorts the amount of the overpayment without interest.

(c) Ownership of Information. All of the information Hilton obtains about the Hotel or its guests under this Agreement, or under any agreement ancillary to this Agreement, or otherwise related to the Hotel (the “Information”) and all revenues Hilton derives from such Information, will be Hilton’s property. Hilton may use the Information for any reason as it deems necessary or appropriate, in Hilton’s discretion, including making an earnings claim in Hilton’s franchise offering documents, but Hilton may not disclose any information received through Hilton Reservations Worldwide to gaming properties that are not part of the Hilton Reservations Worldwide network, even if Hilton uses such Information to make bookings with such other property. During the License Term Resorts may use, to the extent lawful and as provided under this Agreement, and at its sole risk and responsibility, any information that it acquires from third parties in operating the Hotel, including customer data. Following termination or expiration of the License Agreement, Resorts will have a perpetual, worldwide non-exclusive right and license to use any of the foregoing Information that Resorts obtained from customers of the Hotel, and such other customer data Hilton customarily provides to Other Hilton Licensees upon termination, which currently includes: (i) guest history that is relevant to the Hotel, to the extent it is stored and accessible in Hilton computer systems, and (ii) reservation and guest information for reservations booked at the Hotel prior to termination or expiration of this Agreement and scheduled for arrival at the Hotel following termination or expiration of this Agreement. All use of such Information by Resorts shall be at Resorts’ sole risk and responsibility, and subject to indemnification of Hilton by Resorts for any unlawful use of Information.

9A.) Hilton Reports.

(a) Hilton Lead Reports. Within 30 days following the close of each month, Hilton shall provide to Resorts a detailed report of the Leads developed by Hilton (the “Hilton Lead Report”), which report shall contain the following information for that month:

(i)	the name and contact particulars of each Account, including the number of rooms and room nights requested and, if known at the time of the referral of the Lead, the applicable room rate, and the arrival and departure dates for each Event;

(ii)	the source of the Lead, i.e., Hilton sales office and sales person;

(iii)	reports of the current trends and booking pace and progress (but not goals for Hilton sales offices or individual sales persons);

(iv)	monthly and year-to-date Lead and booking report; and

(v)	a summary of all Leads for the Hotel for the month and year-to-date.

(b) Hilton Booking Reports. Within 30 days following the close of each month, Hilton shall provide to Resorts a detailed report (the “Hilton Booking Report”) containing the following information (based on Hilton’s receipt of the underlying information from Resorts) for that month:

(i)	the name of each Lead that has contracted with the Hotel as shown on a previous Hilton Lead Report for the month preceding that month, including the number of rooms reserved and total room nights, and the room rate (either confirmed rate or average room rate) for each room and the total Gross Rooms Revenue for the Event;

(ii)	the name of each Account/Event occurring at the Hotel as the result of a Lead shown on a previous Hilton Lead Report for the month preceding that month, including the number of room nights and the total room nights, the rate for each occupied room, occupied and no-shows and the total Gross Rooms Revenue and the arrival and departure dates of each Event; and

(iii)	a summary for the month and year-to-date.

(c) As used herein, the following terms have the meanings set forth below:

(i)	“Account” means a person or group that Hilton identifies as the source for an Event.

(ii)	Event” means potential and actual hotel room group business at the Hotel.

(iii)	“Lead” means an Account referred by Hilton.

10.) Indemnity.

(a) Resorts Indemnity. Resorts agrees, during and after the License Term, to indemnify the Hilton Indemnitees against, and hold them harmless from, all losses, costs, liabilities, damages, claims, and expenses, including reasonable attorneys’ fees (collectively, “Expenses”), arising out of or resulting from (i) any claimed occurrence at the Hotel or arising from, as a result of, or in connection with the operation of the Hotel (including but not limited to the design, construction, financing, furnishing, equipment, acquisition of supplies or operation of the Hotel in any way); (ii) any bodily injury, personal injury, death or property damage suffered by any guest, customer, visitor or employee of the Hotel; (iii) Resorts’ alleged or actual infringement or violation of any patent, trademark, service mark, copyright or other proprietary right owned or controlled by third parties; (iv) Resorts’ alleged or actual violation or breach of any contract, federal, state or local law, regulation, ruling, standard or directive applicable to the Hotel or of any industry standard; (v) any other business conducted by Resorts or a third party in, on or about the Hotel or its grounds; or (vi) any other of Resorts’ acts, omissions or obligations or those of anyone associated or affiliated with Resorts or the Hotel or in any way arising out of or related to this Agreement or Resorts’ breach of this Agreement. However, Resorts does not have to indemnify Hilton to the extent damages otherwise covered under this Section 10 are adjudged by a court of competent jurisdiction to have been (A) subject to indemnity by Hilton under the provisions of clause (b) of this Section 10, or (B) the result of the recklessness, gross negligence or willful misconduct of any of .the Hilton Indemnitees; in each case so long as the claims are not asserted on the basis of theories of vicarious liability, including agency, apparent agency or employment, or Hilton’s failure to compel Resorts to comply with the provisions of this Agreement. Further, Resorts will indemnify the Hilton Indemnitees for any claim for damages by reason of the acts or omissions of any contractor, subcontractor, supplier or vendor doing business with Resorts relating to the Project. Notwithstanding the foregoing, Resorts shall have no obligation to indemnify/ defend and hold harmless any Hilton Indemnitee from any Expenses resulting from any claim of any third party that a Hilton Mark is invalid or any other matter for which such Resorts Party is indemnified under clause (b) of this Section 10, unless such claim of invalidity arises from a Resorts Indemnitee’s failure to comply with the terms of this Agreement, or resulted from an allegation that a Hilton Indemnitee’s use of a Resorts Mark infringes upon the proprietary rights of such third party, provided that such claim arises from such Hilton Indemnitee’s use of such Resorts Mark in accordance with the terms of this Agreement.

(b) Hilton Indemnity. Hilton agrees, during and after the License Term, to indemnify the Resorts Indemnitees against, and hold them harmless from, all Expenses arising out of or resulting from: (i) the use of the Resorts Marks by any Hilton Entity other than in a manner explicitly or impliedly authorized by Resorts; (ii) an allegation that the use by Resorts of the Hilton Marks in a manner authorized explicitly or impliedly by Hilton or any Hilton Entity infringes upon the proprietary rights of a third party; or (iii) Hilton’s breach of this Agreement. However, Hilton does not have to indemnify Resorts to the extent that damages otherwise covered under this Section 10 are adjudged by a court of competent jurisdiction to have been (A) subject to indemnity by Resorts under the provisions of clause (a) of this Section 10 or (B) the result of the recklessness, gross negligence or willful misconduct of any of the Resorts Indemnitees; in each case so long as claims are not asserted on the basis of theories of vicarious liability, including agency, apparent agency or employment, or Resorts’ failure to compel Hilton to comply with the provisions of this Agreement. Notwithstanding the foregoing, Hilton shall have no obligation to indemnify, defend and hold harmless any Resorts Indemnitee from any Expenses resulting from any claim of any third party that a Resorts Mark is invalid or any other matter for which such Hilton Indemnitee is indemnified under clause (a) of Section 10, unless such claim of invalidity arises from a Hilton Indemnitee’s failure to comply with the terms of this Agreement, or resulted from an allegation that a Resorts Indemnitee’s use of a Hilton Mark infringes upon the proprietary rights of such third party, provided that such claim arises from such Resorts Indemnitee’s use of such Hilton Mark in accordance with the terms of this Agreement.

(c) Details of Indemnification. Any Indemnified Party will give the Indemnitor written notice of any action, suit, proceeding, claim, demand, inquiry or investigation (hereinafter, a “Proceeding”) involving an Indemnified Party within 10 days of the Indemnified Party’s actual or constructive knowledge of it; provided, however, that (i) the failure of an Indemnified Party to provide notice on a timely basis shall not be considered a defense to the Indemnitor’s obligation to indemnify the Indemnified Party except to the extent the Indemnitor has been prejudiced by the failure of the Indemnified Party to provide notice within such time frame; and (ii) the provision of notice by one Indemnified Party shall be considered the provision of notice by all Indemnified Parties. At the option of the Indemnified Parties, the Indemnitor will defend the Indemnified Parties against the same, or the Indemnified Parties may elect to assume (but under no circumstance will the Indemnified Parties be obligated to undertake) the defense and/or settlement of the action, suit, proceeding, claim, demand, inquiry or investigation at the Indemnified Parties’ expense and risk.

(i)	The Indemnitor shall have the right to employ counsel reasonably acceptable to the Indemnified Party to defend any such Proceeding, or to compromise, settle or otherwise dispose of the same, if the Indemnitor deems it advisable to do so, all at the Expense of the Indemnitor, provided that the Indemnitor shall not have the right to control the defense of any such Proceeding unless it has acknowledged in writing its obligation to indemnify the Indemnified Party fully from all Expenses incurred as a result of the Proceeding.

(ii)	The Indemnitor shall not settle, or consent to the entry of any judgment in, any Proceeding without obtaining either (i) an unconditional release of the Indemnified Party from all liability with respect to all claims underlying such Proceeding, such release not to include any limitation on the Indemnified Party’s rights to do business or to its rights under this Agreement; or (ii) the prior written consent of the Indemnified Party.

(iii)	Each Indemnitor and each Indemnified Party will fully cooperate with each other in any such Proceeding and shall make available to each other any books or records useful for the defense of any such Proceeding. If the Indemnitor fails to acknowledge in writing its obligation to defend against each Proceeding, the Indemnified Party shall be free to dispose of the matter, at the Expense of the Indemnitor, in any way in which the Indemnified Party reasonably deems to be in its best interest.

(iv)	The Indemnified Parties may obtain separate counsel of the Indemnified Parties’ choice if the Indemnified Parties believes the Indemnitor’s and the

Indemnified Parties’ interests may conflict. The Indemnified Parties’ undertaking of defense and/or settlement will in no way diminish the Indemnitor’s obligation to indemnify the Indemnified Parties and to hold them harmless. In either case, the Indemnitor will also reimburse the Indemnified Parties upon demand for all expenses, including reasonable attorneys’ fees and court costs the Indemnified Parties incur to protect themselves, or to remedy the Indemnitor’s defaults. Under no circumstances will the Indemnified Parties be required to seek recovery from third parties or otherwise mitigate their losses to maintain a claim against the Indemnitor, and their failure to do so will in no way reduce the amounts recoverable from the Indemnitor by the Indemnified Parties.

11.) Relationship of Parties. Nothing in this Agreement shall be construed to create any relationship among the parties of agency, partnership, franchise or joint venturer or render any party liable for any debts or obligations incurred by any other party hereto. No party is authorized to enter into agreements for or on behalf of any other party hereto, to collect any obligation due or owed to any such party, or to bind any other party in any manner whatsoever, and, for clarification purposes, all reservations made through Hilton Reservations Worldwide will be confirmed by Resorts through its computerized reservations system in a manner reasonably acceptable to Hilton.

12.) Assignment and Sublicense. Resorts may not assign its rights and/or obligations under this Agreement or in the Hotel, or sublicense its rights to use either the Hilton marks or the Hilton System to a third party, without the prior written consent of Hilton (which consent may not be unreasonably withheld). Hilton agrees, however, that if Resorts desires to assign this Agreement to a wholly owned subsidiary that owns and operates the Hotel and the real estate underlying the Hotel, and which complies with the remaining provisions of this Section 12, Hilton will approve the assignment. Hilton may reasonably withhold its consent to an assignment of Resorts’ rights in the Hotel if the proposed assignee (i) is a person or entity that does not hold a gaming license in the State of Nevada, (ii) is the owner of a competitive hotel chain, or (iii) does not have the financial resources to perform its obligations under this Agreement. Hilton may not assign its rights and/or obligations under this Agreement to any person who does not, at the time of such assignment, have the right to the Licensed Marks and to substantially all the components of the Hilton System. Upon any assignment or sublicense entered into in accordance with this Section 12, such assignee or sublicensee shall enter into an assignment or sublicense agreement with the non-assigning party, in a form reasonably satisfactory to the assigning party, pursuant to which such assignee or sublicensee agrees to comply with, and be bound by, the terms of this Agreement and acknowledges the status of the non-assigning party as an intended third party beneficiary of such assignment or sublicense agreement. If requested by the non-assigning party, such assignee or sublicensee shall also execute an instrument or instruments pursuant to which such assignee or sublicensee agrees to be bound by, and become a party to, this Agreement. Any purported assignment or sublicense not in compliance with the terms of this Agreement shall be null and void. In addition, if Hilton assigns its rights and/or obligations under this Agreement to any person who is not a Licensor, or an affiliate of the Licensor, of at least 50% of the Other Hilton Licensees, Resorts shall have the right to terminate this Agreement within 90 days of such assignment without any liability for such termination (including any liability to pay the Termination Fee). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.

13.) Term: Termination of License.

(a) No Renewal Rights. This Agreement contains no right of renewal, and no right of either party to insist upon a successor license.

(b) Resorts Termination for Cause. Resorts may terminate its license to Hilton of the Resorts Marks if Hilton uses the Resorts Marks in any manner not authorized under this Agreement, and does not cure such failure within 30 days following notice from Resorts. Such termination shall not, however, affect the remaining obligations of the parties under this Agreement, including but not limited to the obligation of Resorts to continue to operate the Hotel under the Hilton Marks and using the Hilton System, and to pay all fees required to be paid to Hilton under this Agreement. In addition to any other termination rights described in this Agreement, Resorts shall also have the right to terminate this Agreement immediately upon notice to Hilton upon the occurrence of any of the following events:

(i)	if Hilton fails to provide the services to be provided to Resorts under clauses (a), (b) or (c) of Section 5 (unless excused from doing so under clause (e) of Section 5) and does not cure such failure within 30 days following the provision of notice of default to Hilton;

(ii)	if any of the Hilton Entities agrees to any restriction or limitation on the use of the Licensed Marks that materially limits the rights of Resorts under this Agreement and does not cure such violation within 30 days following the provision of notice to Hilton; or

(iii)	if the Hilton Control Entities violate any of the Hilton Restrictions set forth in Section 2(a) of this Agreement and does not cure such violation within 30 days following the provision of notice to Hilton.

(c) Hilton Termination for Cause. Hilton shall have the right to terminate this Agreement upon immediate notice to Resorts upon the occurrence of any of the following events:

(i)	Resorts fails to complete the Product Improvement Plan by December 31, 2011;

(ii)	Resorts fails to satisfy or comply with any other obligations, requirements, conditions or terms set forth in this Agreement and does not cure such failure or satisfy or comply with such provision within 30 days following the provision of notice of default to Resorts; provided, however, that in the case of a nonmonetary default that is incapable of cure within 30 days, then Hilton may only terminate this Agreement if Resorts fails to commence cure within such 30 day period and diligently pursue cure of such default or fails to cure the default within the additional time periods set forth in the notice of default;

(iii)	If after curing any material violation of this Agreement, Resorts engages in the same non-compliance within any consecutive 12 month period and does not cure such violation within 10 days after notice from Hilton;

(iv)	If after receiving two notices that Resorts is in material violation of this Agreement within a period of 24 consecutive months, Resorts receives a third notice from Hilton within such 24 month period, indicating that it has failed to comply with its obligations under this Agreement and does not cure such violation within 10 days following receipt of notice from Hilton;

(v)	Resorts loses fee title to, or possession of, all or a significant part of the Hotel or Hotel site, whether through foreclosure, including but not limited to, foreclosure on any lien, trust, deed, or mortgage, or lease, but excluding any foreclosure by a lender to whom a Lender Comfort Letter has been provided by Hilton;

(vi)	Resorts’ continued operation of the Hotel will result in an imminent danger to the public health or safety;

(vii)	The gaming license under which Resorts operates the gaming facilities within the Non-Hotel Operations is revoked, or suspended for more than three consecutive days;

(viii)	Resorts or any officer or director of Resorts is convicted of any gaming violation in connection with the operation of the gaming facilities in the Non-Hotel Operations;

(ix)	Resorts uses the Hilton Marks in any manner prohibited under this Agreement and fails to cease such use within five days following notice of such nonconforming use;

(x)	Resorts fails to continue to identify the Hotel to the public under the Hilton Marks, or abandons the operation of the Hotel by failing to operate the Hotel for five consecutive days, or any shorter period after which it is not unreasonable under the facts and circumstances for Hilton to conclude that Resorts does not intend to continue to operate the Hotel, unless the failure to operate is due to Force Majeure; or

(xi)	Resorts transfers any interest in this Agreement or in the Hotel in violation of the provisions of Section 12.

(d) Termination Without Cause. Notwithstanding anything herein to the contrary, in addition to any other termination rights provided in this Agreement, either Resorts or Hilton may terminate this Agreement without cause at any time on or after January 1, 2011. The terminating party must provide written notice stating its intention to terminate the Agreement and specifying the termination date. The notice must be delivered at least six (6) months before the specified termination date.

(e) Termination Fee; Remedies. The following remedies shall be applicable upon termination of this Agreement:

(i)	If (1) Resorts terminates this Agreement without cause pursuant to Section 13(d) or (2) Hilton terminates this Agreement for cause pursuant to Section 13(c) after January 1, 2011, Resorts shall pay Hilton the Termination Fee and the Ramped Fee Repayment upon termination of this Agreement as Hilton’s sole and exclusive remedy.

(ii)	If (1) Resorts terminates this Agreement for cause pursuant to Section 13(b)(iii) due to Hilton’s breach of the Hilton Restrictions in Section 2(a), or (2) Hilton terminates this Agreement without cause pursuant to Section 13(d), Resorts shall pay Hilton the Ramped Fee Repayment upon termination of this Agreement. Neither party shall have any further remedy.

(iii)	Hilton shall retain all rights and remedies available to it at law or equity if (1) Hilton terminates this Agreement for cause under Section 13(c) prior to January 1, 2011 or (2) Resorts terminates this Agreement without cause prior to January 1, 2011.

(iv)	Resorts shall retain all rights and remedies available to it at law or equity if (1) Resorts terminates this Agreement for cause under Sections 13(b)(i) or 13(b)(ii) or (2) Hilton terminates this Agreement without cause prior to January 1, 2011.

14.) Effect of Expiration or Termination.

(a) Cessation of Use of Licensed Marks. Upon the expiration or termination of this Agreement for any reason, each party shall immediately discontinue use of the Licensed Marks of the other Party, refrain from using any confusingly similar marks, terms or designs, and no longer possess any right or interest in such Licensed Marks.

(b) De-Identification of Hotel. Upon the expiration or termination of this Agreement for any reason, Resorts shall immediately cease holding the Hotel out to the public as a part of the Hilton System. Resorts shall further, as quickly as practicable, take whatever action is necessary to assure that no use is made of any part of the Hilton System (including the Hilton Marks, and all forms of advertising and other indicia of operation as a Hilton Hotel), and discontinue use of all distinguishing indicia of the Hilton System, including such indicia on exterior and interior signs, stationery, operating equipment and supplies, Internet sites, brochures and other promotional material at or in connection with the Hotel, the Project, or otherwise. Resorts will also return to Hilton all Hilton Proprietary Information, remove all features of the Hotel that include elements of the Hilton Marks or the Hilton System, including the primary freestanding sign identifying the Hotel down to the structural steel, and take all other actions required to preclude any possibility of confusion on the part of the public that the Hotel is still using all or any part of the Hilton Marks or the Hilton System or is otherwise holding itself out to the public as a hotel affiliated with the Hilton System. All actions required of Resorts pursuant to this Section 14(b) are referred to as “De-Identification Actions.” Resorts shall complete all De-Identification Actions as quickly as practicable. Hilton will be entitled to recover all losses, costs, expenses and damages caused by any failure by Resorts to complete the De-Identification Actions in a timely manner. Hilton will also be entitled to relief by injunction, and any other right or remedy at law or in equity to enforce its rights under this clause (b).

(c) Inventory. Notwithstanding any other provision of this Agreement, for a period of up to 90 days following the termination (but not expiration) of this Agreement, Resorts may retain any hotel equipment and operating supplies bearing the Hilton Marks and Resorts may use the Hilton Marks in connection with such hotel equipment and operating supplies for such period, provided that Resorts does not acquire any additional hotel equipment or operating supplies bearing the Hilton Marks following termination of this Agreement.

(d) Assignment of Certain Listings and Registrations. Upon the expiration or termination of this Agreement, each party agrees to irrevocably assign and transfer to the other party (or to its designee) all of such party’s right, title and interest in any domain name listings and registrations which contain any reference to the applicable Licensed Marks, and will notify the applicable domain name registrar(s) of the termination of its right to use any domain name or Site(s) associated with, such Licensed Marks, and will authorize and instruct the cancellation or transfer of the domain name to such other party (or its designee), as directed by it. Each party will also delete all references to the applicable Licensed Marks from any other Site(s) Resorts owns, maintains or operates beyond the expiration or termination of this Agreement. Resorts may elect to retain any and all telephone numbers and telephone listings for the Hotel or the Project, so long as Resorts does not refer to such numbers or refer to them in such listings using the Hilton name; it being understood that Resorts will not authorize any renewal or redistribution of any printed listing using the Hilton name, whether on-line or off-line.

15.) Miscellaneous.

(a) Severability and Interpretation. The remedies provided in this Agreement are cumulative. These remedies are not exclusive of any other remedies to which Resorts or Hilton may be entitled in case of any breach or threatened breach of the terms and provisions hereof. If any provision of this Agreement is held to be unenforceable, void or voidable, that provision will be ineffective to the extent of the prohibition without in any way invalidating or affecting the remaining provisions of this Agreement, and all remaining provisions will continue in effect. If any provision of this Agreement is held unenforceable due to its scope, but may be made enforceable by limiting its scope, the provision will be considered amended to the minimum extent necessary to make it enforceable. This Agreement will be interpreted without interpreting any provision in favor of or against either party by reason of the drafting of the provision, or of either party’s position relative to the other. Any covenant, term or provision of this Agreement that provides for continuing obligations after the expiration or termination of this Agreement will survive any expiration or termination. To the extent that the provisions of this Agreement provide for periods of notice less than those required by applicable law, or provide for termination, cancellation, non-renewal or the like other than in accordance with applicable law, those provisions will, to the extent they are not in accordance with applicable law, be superseded by said law, and each party shall comply with applicable law in connection with each of these matters.

(b) Controlling Law. This Agreement will become valid when signed by both parties. Except to the extent governed by the United States Trademark Act of 1946 (Lanham Act; 15 U.S.C. § 1050 et seq.), as amended, this Agreement, all relations between the parties, and any and all disputes between the parties, whether sounding in contract, tort, or otherwise, are to be exclusively construed in accordance with and/or governed by (as applicable) the laws of the State of New York without recourse to New York (or any other) choice of law or conflicts of law principles. If, however, any provision of this Agreement would not be enforceable under the laws of New York, and the provision would be enforceable under the laws of Nevada, the state in which the Hotel is located, then the provision in question (and only that provision) will be interpreted and construed under the laws of Nevada. Nothing in this section is intended to invoke the application of any franchise, business opportunity, antitrust, “implied covenant,” unfair competition, fiduciary or any other doctrine of law of the State of New York or any other state which would not otherwise apply absent this clause (b) of Section 15.

(c) Venue. Any litigation arising out of or related to this Agreement, any breach of this Agreement, or the relationship between the parties, and any and all disputes between the parties, whether sounding in contract, tort, or otherwise, will be submitted to and resolved exclusively by a court of competent jurisdiction located in the City and State of New York. Each party waives, and agrees never to assert, move or otherwise claim that this venue is for any reason improper, inconvenient, prejudicial or otherwise inappropriate (including, any claim under the judicial doctrine of forum non conveniens).

(d) Exclusive Benefit. This Agreement is exclusively for Hilton’s and Resorts’ benefit, and none of the obligations of either party in this Agreement will run to, or be enforceable by, any other party (except for covenants in favor of the Resorts Entities and the Hilton Entities, which covenants will run to and be enforceable by such entities or their successors and assigns), or give rise to liability to a third party, except as otherwise specifically set forth in this Agreement.

(e) Entire Agreement. This Agreement is the entire agreement between the parties with respect to the subject matter hereof, and will supersede any prior and/or contemporaneous discussions or writings (whether described as representations, inducements, promises, agreements or by any other term) with respect to the subject matter of this Agreement. Each party agrees that it placed, and will place, no reliance on any such discussions or writings. Each party agrees that no claims, representations or warranties of earnings, sales, profits, success or failure of the Hotel have been made by it or any of its affiliates to the other. No change, modification, amendment or waiver of any of the provisions of this Agreement will be effective and binding upon either party unless it is in writing, specifically identified as an amendment to this Agreement, and signed by an officer of the party to be bound. No failure by either party to exercise any power given to it under this Agreement or to insist on strict compliance by the other party with any of such other party’s obligations, and no custom or practice at variance with the terms of this Agreement, will be considered a waiver of a party’s right to demand exact compliance with the terms of this Agreement.

(f) Consent: Business Judgment. Wherever either party’s consent or approval is required in this Agreement, unless the provision specifically indicates otherwise, such party has the right to withhold its approval in its sole discretion. When the terms of this Agreement specifically require that a party not unreasonably withhold its approval or consent, if the other party is in default or breach under this Agreement, any withholding of approval or consent will be considered reasonable. Neither party’s approvals and consents will be effective unless given in writing.

(g) Notices. All notices must be in writing and will be effective on the earlier of (i) the day it is sent via facsimile with a confirmation of receipt; or (ii) one business day after it is sent by next business day delivery service; or (iii) the third business day after it is sent by first-class or certified mail or other form of express delivery to the appropriate party at the following single address, or such other single address as may be designated by the party to be notified (which, in no event, is a P.O. Box). If to Hilton, the notice should be sent to Hilton’s principal executive offices, addressed to Hilton Hotels Corporation, 9336 Civic Center Drive, Beverly Hills, California 90210, Attention: General Counsel, fax: (310) 205-7613. If to Resorts, then to Colony Resorts LVH Acquisitions, LLC, c/o Nicholas L. Ribis, Manager, c/o Colony Capital, LLC, 660 Madison Avenue, New York, New York 10021, fax: (212) 593-5433. In either case, a party may change its address or fax by providing notice of such change to the other in accordance with this notice provision.

(h) Descriptive Headings. The descriptive headings in this Agreement are for convenience only and will not control or affect the meaning or construction of any provision in this Agreement.

(i) Time. Time is of the essence of this Agreement.

(j) Counterparts. This Agreement may be signed in counterparts, each of which will be considered an original.

(k) Attachments Schedules and Exhibits. Any Attachment, Schedule, or Exhibit to this Agreement is incorporated by reference and made a part of this Agreement.

(I) Blocked Persons or Entities. Each party represents and warrants to the other that to the actual or constructive knowledge of the representing party: (1) neither it (including its directors and officers), nor any of the Resorts Entities or the Hilton Entities (as the case may be) or their respective affiliates, or the funding sources for any of the foregoing, is identified on the list of the Treasury’s Office of Foreign Assets Control (OFAC); (2) neither it nor any of the Resorts Entities or the Hilton Entities (as the case may be) or their respective affiliates, is directly or indirectly owned or controlled by the government of any country that is subject to an embargo imposed by the United States government; and (3) neither it nor any of the Resorts Entities or the Hilton Entities (as the case may be) or their respective affiliates is acting on behalf of a government of, or is involved in business arrangements or other transactions with, any country that is subject to such an embargo. Each party agrees that it will notify the other in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties of this clause (I) incorrect. Notwithstanding anything to the contrary in this Agreement, no Transfer shall be made to a Specially Designated National or Blocked Person (as herein defined below) or to an entity in which a Specially Designated National or Blocked Person has an interest. For purposes of this Agreement, “Specially Designated National or Blocked Person” means (i) a person or entity designated by OFAC (or any successor office or agency of the U.S. government) from time to time as a “specially designated national or blocked person” or similar status, (ii) a person or entity described in Section 1 of U.S. Executive Order 13224, issued on September 23, 2001, or (iii) a person or entity otherwise identified by government or legal authority as a person with whom Hilton or Resorts, as the case may be, is prohibited from transacting business. Note: the U.S. government has published a list of such designations and the text of the Executive Order is published under the Internet website address www.ustreas.gov/offices/enforcement/ofac.

(m) Specific Performance. The parties hereto agree that remedies at law for any breach of this Agreement will be inadequate and that any party by whom this Agreement is enforceable shall be entitled to specific performance in addition to any other appropriate relief or remedy. Such party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable laws, each party waives any objection to the imposition of such relief.

(n) Expenses. Except as specifically provided otherwise in this Agreement, each party shall bear its own fees and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby.

(o) Further Assurances. The parties hereto hereby covenant and agree to execute and deliver all such documents, make such government filings, and to do or cause to be done all such acts or things as may be necessary to complete and effect the transactions contemplated hereby.

(p) Compliance by Entitles. Hilton shall take all such actions as are necessary to ensure compliance with the terms of this Agreement by the Hilton Entities other than Hilton; and Resorts shall take all such actions as are necessary to ensure compliance with the terms of this Agreement by the Resorts Entities other than Resorts.

(q) Sales Agreement. If Hilton amends the Existing Sales Agreement prior to such Agreement’s expiration, it shall do so only in a manner that is consistent with this Agreement and does not provide to any properties managed and/or owned by Harrah’s any treatment with respect to the allocation and pursuit of referrals that is not equitable to the Hotel vis-à-vis any properties managed and/or owned by Harrah’s.

(r) Mortgagee Protection. Hilton agrees to provide a letter to the party holding the first mortgage on the Hotel, in the form attached hereto as Schedule F or such other form as is agreeable to Hilton (the “Lender Comfort Letter”), and to comply with the terms of that letter in connection with any default by Resorts under this Agreement, or any foreclosure upon the Hotel by such lender.

(t) Schedules. Each of the schedules attached hereto are expressly incorporated herein by reference and made a part of this Agreement.

(u) Termination Fee as Hilton’s Sole Remedy. Whenever this Agreement gives Resorts a right to terminate this Agreement and to pay the Termination Fee as Hilton’s sole remedy for such termination, such language shall not preclude Hilton from pursuing remedies for other violations of this Agreement that occurred prior to such termination, or that occur subsequent to such termination with respect to post-termination provisions of this Agreement.

16.) WAIVER OF JURY TRIAL. TO THE EXTENT EITHER PARTY INITIATES LITIGATION INVOLVING THIS AGREEHENT OR ANY ASPECT OF THE RELATIONSHIP BETWEEN THEM (EVEN IF OTHER PARTIES OR OTHER CLAIMS ARE INCLUDED IN SUCH LITIGATION), ALL PARTIES WAIVE THEIR RIGHT TO A TRIAL BY JURY. THIS WAIVER WILL APPLY TO ALL CAUSES OF ACTION THAT ARE OR MIGHT BE INCLUDED IN SUCH ACTION, INCLUDING CLAIMS RELATED TO THE ENFORCEMENT OR INTERPRETATION OF THIS AGREEMENT, ALLEGATIONS OF STATE OR FEDERAL STATUTORY VIOLATIONS, FRAUD, MISREPRESENTATION, OR SIMILAR CAUSES OF ACTION, AND IN CONNECTION WITH ANY LEGAL ACTION INITIATED FOR THE RECOVERY OF DAMAGES BETWEEN OR AMONG THE PARTIES HERETO OR BETWEEN OR AMONG ANY OF SUCH PARTY’S OWNERS, AFFILIATES, OFFICERS, EMPLOYEES OR AGENTS.

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IN WITNESS WHEREOF, a duly authorized representative of each party has executed this Agreement as of the date first written above.

HLT EXISTING FRANCHISE HOLDING L.L.C., a Delaware limited liability company

By:	HILTON HOTELS CORPORATION, as operator

By:
Name:
Its:

COLONY RESORTS LVH ACQUISITIONS, L.L.C., a Nevada limited liability company

By:
Name:
Its: